UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) of THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  February 15, 2024

HELEN OF TROY LIMITED
(Exact name of registrant as specified in its charter)

Commission File Number:  001-14669

Bermuda	74-2692550
(State or other jurisdiction	(IRS Employer
of incorporation)	Identification No.)

Clarendon House
2 Church Street
Hamilton, Bermuda
(Address of principal executive offices)

One Helen Of Troy Plaza
El Paso, Texas 79912
(Registrant's United States mailing address)

915-225-8000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, $0.10 par value per share	HELE	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01    Entry into a Material Definitive Agreement.

Credit Agreement and Guaranty

On February 15, 2024, Helen of Troy Limited (the “Company”) and Helen of Troy Texas Corporation, a subsidiary of the Company and the borrower (“Borrower”), entered into that certain Credit Agreement (the “Credit Agreement”) with Bank of America, N.A., as administrative agent, and the other lenders party thereto. All obligations under the Credit Agreement are unconditionally guaranteed by the Company and certain of the Company’s subsidiaries pursuant to that certain Guaranty (the “Guaranty”) in favor of Bank of America, N.A. and the other lenders. The Credit Agreement and Guaranty replaced the Company's and Borrower's prior credit agreement with Bank of America, N.A., as administrative agent, and other lenders that provided for an unsecured revolving commitment of $1.25 billion and an accordion feature for term loans of up to $300.0 million, which term loans had a current outstanding principal amount of approximately $242.2 million at closing and were scheduled to mature on March 13, 2025 and the Company's and certain of the Company's subsidiaries prior guaranty in favor of Bank of America, N.A. and the other lenders party thereto (as amended, collectively referred to as the “Prior Credit Agreement”).

The Credit Agreement provides for aggregate commitments of $1.50 billion, which commitments are available through the following facilities:

Revolving Facility - A $1.0 billion revolving credit facility (the “Revolving Facility”), which includes a $50 million sublimit for the issuance of letters of credit.

Term Facilities - A $250.0 million term loan facility, which was drawn on the closing date of the Credit Agreement (the “Initial Term Loan”) and a committed $250 million delayed draw term loan facility (the “DDTL Term Loans” and collectively with the Initial Term Loan, the “Term Facility”), which may be borrowed in multiple drawdowns until August 15, 2025.

The maturity date of the Revolving Facility and the Term Facility is February 15, 2029. The Initial Term Loan and any DDTL Term Loans will be subject to quarterly amortization based on the following amortization percentage of the original principal balance of the Initial Term Loan and any DDTL Term Loans:

Fiscal Quarter Ending	Amortization Percentage
May 30, 2024 – February 28, 2025	0.625%
May 30, 2025 – February 28, 2026	0.9375%
May 30, 2026 and thereafter	1.25%

We may prepay the Initial Term Loan and any DDTL Term Loans, in whole or in part, at any time without premium or penalty. All principal and interest under the Revolving Facility and the Term Facility is due and payable at the maturity date.

The Credit Agreement also includes an accordion feature, which can be used to increase the Revolving Facility and Term Facility commitments under the Credit Agreement. The accordion permits the Company to request to increase these commitments by an aggregate amount of up to (1) the Fixed Incremental Amount (as described below) plus (2) unlimited additional amounts so long as (on a pro forma basis after giving effect to the incurrence of the borrowing under the accordion and any acquisition or investment consummated in connection therewith) the Leverage Ratio (as defined in the Credit Agreement) shall not exceed 3.25:1. The Fixed Incremental Amount is equal to, as of any date of determination, the sum of (1) the greater of (a) $300 million and (b) an amount equal to 100% of the Company’s Consolidated EBITDA (as defined in the Credit Agreement) for the period of the four consecutive fiscal quarters most recently ended for which financial statements have been delivered under the Credit Agreement and (2) the aggregate principal amount of certain voluntary loan prepayments and/or permanent reductions of commitments minus (3) the aggregate principal amount of all Incremental Facilities (as defined in the

Credit Agreement) incurred in reliance on the Fixed Incremental Amount. The Company’s exercise of the accordion is subject to certain conditions being met, including lender approval. Any increase to Revolving Facility commitments must be made on terms identical to the revolving loans under the Credit Agreement. Generally, any increase to the Term Facility commitments under the accordion must be made on terms substantially consistent with the Initial Term Loan. Any such increase must also have a maturity date of no earlier than February 15, 2029.

Borrowings under the Credit Agreement bear floating interest at either the Base Rate or Term SOFR, plus a margin based on the Net Leverage Ratio (as defined in the Credit Agreement) of 0% to 1.125% for Base Rate Loans (as defined in the Credit Agreement) and 1.0% to 2.125% for Term SOFR Loans (as defined in the Credit Agreement).

The proceeds from the Initial Term Loan under the Credit Agreement (1) were used to refinance all debt outstanding under the Prior Credit Agreement, and (2) can be used for working capital and other general corporate purposes, including funding permitted acquisitions.

The Credit Agreement requires the maintenance of certain financial covenants, including a maximum Leverage Ratio and a minimum Interest Coverage Ratio (each, as defined in the Credit Agreement), and includes customary representations and warranties, and covenants, including, among other things, covenants restricting or limiting the Company and its subsidiaries, except under certain conditions set forth therein, from (1) incurring liens on any of their respective properties, (2) making certain types of investments, (3) incurring additional indebtedness, and (4) assigning or transferring certain licenses. Certain of the representations and warranties, and covenants in the Credit Agreement were revised from the Prior Credit Agreement to include or modify certain baskets, exceptions and other customary provisions.

The Credit Agreement contains customary events of default, including, among others, non-payment by any borrower, non-compliance with certain covenants by the Company or its subsidiaries party to such agreement, the bankruptcy filing of the Company or its subsidiaries, and a default by the Company or its subsidiaries under certain other agreements related to indebtedness of the Company or its subsidiaries. Upon an event of default under the Credit Agreement, the requisite lenders, or Bank of America with the approval of the requisite lenders, may among other things accelerate the maturity of any amounts outstanding under such agreement and terminate any commitments and obligations of the lenders thereunder.

The foregoing descriptions of the Credit Agreement and the Guaranty do not purport to be a complete description of all of the parties' rights and obligations under such agreements and are qualified in their entirety by reference to the Credit Agreement and Guaranty, which are filed as exhibits with this Current Report on Form 8-K.

Item 1.02    Termination of a Material Definitive Agreement.

On February 15, 2024, in connection with entering into the Credit Agreement described in Item 1.01 of this Current Report on Form 8-K, the Company, Borrower and Bank of America, N.A., as administrative agent and other lenders and parties thereto terminated the Prior Credit Agreement. At closing of the Credit Agreement, a portion of the proceeds from the Initial Term Loan under the Credit Agreement were used to refinance all debt outstanding under the Prior Credit Agreement. There were no early termination penalties incurred in connection with the termination. Capitalized terms are as defined herein under Item 1.01, and the information regarding the Prior Credit Agreement contained herein under Item 1.01 is incorporated by reference into this Item 1.02.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d)        Exhibits

Exhibit Number	Description
10.1	Credit Agreement dated February 15, 2024, by and among Helen of Troy Texas Corporation, Helen of Troy Limited, Bank of America, N.A., as administrative agent, and the other lenders party thereto.
10.2	Guaranty dated February 15, 2024, made by Helen of Troy Limited and certain of its subsidiaries in favor of Bank of America, N.A. and other lenders.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HELEN OF TROY LIMITED

Date: February 20, 2024	/s/ Brian L. Grass
Brian L. Grass
Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer
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